Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 ("Amendment") to the Employment Agreement dated November 1, 2022 (the “Employment Agreement”) is made and entered into effective as of December 10, 2025, by and between Raymond F. Vennare, an individual ("Employee"), and Predictive Oncology Inc., a Delaware corporation ("Company").

WHEREAS, the Board of Directors of the Company has approved certain adjustments to Employee's compensation as set forth in the Unanimous Written Consent of the Board of Directors dated November 25, 2025;

WHEREAS, the parties desire to amend the Employment Agreement to reflect the approved compensation adjustments;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The first sentence of Section 4(a) of the Employment Agreement is hereby amended and restated as follows:

"a. Base Salary. Employee will receive an annualized base salary of $575,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing), effective retroactively to November 1, 2025."

2.	Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"b. Annual Target Performance Bonus for 2025. Employee shall be eligible to receive an annual target performance bonus on March 31, 2026, or such earlier date as provided below or when the Company may pay bonuses to employees for 2025 performance, in the target amount of fifty percent (50%) of Employee's annual base salary then in effect (currently $287,500 based on the adjusted salary), as determined by the Compensation Committee of the Board based on Employee's accomplishments and performance during 2025, provided that Employee remains employed by the Company on March 31, 2026. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in the event that Employee’s employment with the Company shall have been terminated by the Company without Cause (as provided in Section 11 of this Agreement) or by Employee for Good Reason (as provided in Section 12 of this Agreement) on or before March 31, 2026, then Employee’s performance bonus for 2025 shall be 50% of his annual base salary in effect as of the time of such termination and shall be paid in full, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing, no later than March 15, 2026."

3.	The Employment Agreement is hereby amended by adding the following new Section 4(e):

"e. Restricted Stock Unit Grant.

(1) Employee shall be granted 20,000 restricted stock units ("RSUs") under the Company's 2024 Equity Incentive Plan (or any successor plan), which RSUs shall vest in full on January 1, 2026, provided that Employee remains continuously employed by the Company through such vesting date.

(2) Notwithstanding the foregoing vesting schedule, the RSUs shall vest immediately upon Employee's termination of employment by the Company without Cause (as provided in Section 11 of this Agreement) or by Employee for Good Reason (as provided in Section 12 of this Agreement).

(3) The RSUs shall be granted from the Company's 2024 Equity Incentive Plan (or any successor plan), and the RSU grant is contingent upon the availability of sufficient shares under such plan.

(4) The RSUs shall be subject to the terms and conditions of a restricted stock unit agreement in substantially the Company's standard form and all applicable plan terms, including standard tax withholding provisions.

(5) The Company is authorized to withhold from any RSU settlement the amount of any applicable federal, state, local, or foreign taxes required to be withheld."

4.	Section 14 of the Employment Agreement is hereby amended and restated in its entirety as follows:

"14. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The venue for any action relating to this Agreement shall be the federal or state courts located in Allegheny County, Pennsylvania, to which venue each party hereby submits."

5.	Exhibit A of the Employment Agreement is hereby deleted.

6.	Except as specifically modified by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed.

7.	This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PREDICTIVE ONCOLOGY INC. By: /s/ Josh Blacher Name: Josh Blacher Title: Chief Financial Officer	EMPLOYEE By: _/s/ Raymond F. Vennare Raymond F. Vennare